Exhibit 10.1

                              EMPLOYMENT AGREEMENT

THIS AGREEMENT dated as of the 3rd day of February, 2012.

BETWEEN:

          LEVANT ENERGY INC., a company incorporated pursuant to the laws of British Columbia with an office located at 890 West Pender Street, Suite 710, Vancouver, British Columbia, Canada, V6C 1J9.

          (the "Employer")

AND:

          BERTAN ATALAY, having an address at Cornelis de Witlaan 89, den Haag, 2582 AD, the Netherlands

          (the "Executive" and/or "Employee")

WHEREAS:

A. EMPLOYER is desirous of obtaining the services of the Executive as EMPLOYER's Chief Executive Officer.

B. The Executive is qualified to undertake the duties of Chief Executive Officer of EMPLOYER.

     THEREFORE in consideration of the foregoing recitals and of the mutual promises, covenants and agreements hereinafter set forth, the parties promise, covenant and agree that:

1.0 EMPLOYMENT

1.1 Position

1.1.1 EMPLOYER hereby employs the Executive in the position of Chief Executive Officer on a full time basis.

1.2 Term

1.2.1 The term of this Agreement shall commence on the date of this Agreement first written above, unless the parties agree to an earlier date (the "Effective Date"), and shall continue until it is terminated in accordance with this Agreement.
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1.3 Duties

1.3.1 The Executive shall perform such duties and render such services as and when prescribed by the Board of Directors (the "Board") and in accordance with such instructions and directions of the Board as are lawfully assigned or communicated to him and as are consistent with the position of Chief Executive Officer. The Executive shall perform such duties on behalf of EMPLOYER and, as directed by the Board, on behalf of any subsidiaries or affiliates of EMPLOYER which are designated by the Board as requiring the services of the Executive (with EMPLOYER and any such subsidiaries and affiliates being referred to herein collectively as "EMPLOYER").

1.3.2 The Executive understands that the Executive is employed on a full time basis with EMPLOYER. Throughout the term of this Agreement, the Executive shall:

     (a) diligently, honestly and faithfully serve EMPLOYER and shall use his best efforts to promote and advance the interests and goodwill of EMPLOYER;

     (b) conduct himself at all times in a manner which is not prejudicial to EMPLOYER interests;

     (c) except as permitted in this Agreement or authorized by the Board in writing, devote all of his business time to the business and affairs of EMPLOYER, provided that EMPLOYER hereby agrees that Executive shall, during the term of this Agreement, be permitted to sit on the board of directors of companies unaffiliated with EMPLOYER;

     (d) refrain from engaging in any activity which shall in any manner, directly or indirectly, compete with the trade or business of EMPLOYER; and

     (e) without the consent in writing of the Board, not acquire, directly or indirectly, any interest in a firm, partnership, association or corporation, the business and operations of which in any manner, directly or indirectly, compete with the trade or business of EMPLOYER other than publicly traded stocks representing not more than 10% of any such firm, partnership, association or corporation. The Executive's existing interests of in businesses predating the signing of this agreement are "grandfathered" and not subject to these provisions.

EMPLOYER agrees that, provided the Executive is able to perform his duties under this Agreement in a timely and professional manner, and that such activities do not interfere with the Executive's duties hereunder, the Executive is permitted to attend to customary personal financial affairs and engage in charitable and civic activities or functions.

1.4 Place of Employment

1.4.1 The Executive's principal place of employment will be at EMPLOYER's executive offices in the Vancouver, BC, Canada, area, but he shall be required to travel as needed to perform his duties and obligations under this Agreement.

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2.0 REMUNERATION

2.1 Salary

2.1.1 During the currency of this Agreement, EMPLOYER shall pay to the Executive an annual salary of CDN$222,000 ("Base Salary") for all hours worked. The Base Salary shall be payable semi-monthly in equal instalments or on such other basis as mutually agreed. During the first year of this Agreement, the parties hereto agree that the Employer will issue 2,220,000 common shares in its capital stock at a deemed price of $0.10 per share to the Executive in lieu of the salary described in its subparagraph. Notwithstanding this share issuance to the Executive, the Executive shall commence receiving Base Salary payments immediately upon the Employer raising a minimum of $1,000,000 through the sale of its equity, which amount shall not include the $500,000 that Sky Harvest Windpower Corp. intends to invest into the Employer's common shares.

2.1.2 EMPLOYER shall have the right to deduct and withhold from the Executive's compensation any amounts required to be deducted and remitted under any applicable local, domestic or other laws of general application to the employment relationship. The Executive shall have the right to charge the company any applicable taxes, including Goods & Services Tax or Harmonized Sales Tax.

2.2 Annual Salary Increase

2.2.1 The Executive's Base Salary will increase, effective on each anniversary of the Effective Date of this Agreement, by at least 5% of the Base Salary in effect at the time, which increase shall be determined by the Employer's Compensation Committee, or its Board of Directors if no such committee exists.

2.3 Target Bonus

2.3.1 The Executive shall be eligible to receive an annual bonus of up to 500% of the Base Salary (the "Target Bonus"), payable in accordance with procedures that the EMPLOYER establishes for the payment of the Target Bonus to its employees. However, under no circumstance during the Term of this agreement shall the annual bonus be less than 20% of the Base Salary.

2.3.2 The percentage of the Target Bonus that the Executive will receive will be determined based on measuring and weighing the following three components (collectively, the "Target Bonus Components"):

     (a) Financial results of EMPLOYER's business operations operated by EMPLOYER's business executives, excluding, capital expenditures and debt service, which component shall make up 40% of the Target Bonus;

     (b) Financial results of the entire operations of EMPLOYER excluding capital expenditures and debt service, which component will make up 25% of the Target Bonus; and

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     (c)  Non-financial,  qualitative  performance of the Executive's  duties at
          EMPLOYER, as evaluated in the sole discretion of the Employer's Board of Directors, or committee thereof, taking into account particular challenges and achievements during the year, which component will make up 30% of the Target Bonus and the Executive can earn up to 500% of this amount.

2.3.3 If the financial results under Target Bonus Components (a) or (b) above are not met, then, as applicable, the amount of the Target Bonus payable under such components shall be reduced by 2% for every 1% that the applicable financial results are not met, provided, however, that no Target Bonus shall be payable under those components unless at least 75% of the targeted financial results are achieved.

2.3.4 The level of achievement required to achieve the Target Bonus Components will be established at the outset of each fiscal year by the Employer's Board or committee thereof, in its sole discretion, and the terms and conditions of the Executive's Target Bonus are subject to modification from time to time by the Board or committee thereof, in consultation with the Executive.

2.4 Stock Option Plan

2.4.1 The Executive shall be entitled to participate in EMPLOYER's incentive stock option plan (the "Option Plan") when adopted and be entitled to be granted 20% of the total stock options available as part of the Stock Option Plan at any given time.

2.5 Payment of Target Bonus

2.5.1 For the purposes of this Agreement, any entitlements to or under the Target Bonus in any given fiscal year are not earned unless and until:

     (a) the Executive is otherwise eligible or entitled to receive payment of the Target Bonus in respect of such fiscal year pursuant to this Agreement, as the case may be;

          and

     (b) the Executive's employment has not been terminated for cause prior to the end of such fiscal year.

2.5.2 Notwithstanding Section 2.5.1, if the Executive's employment is terminated without cause, for Good Reason (as defined herein), as a result of the Executive's permanent incapacity or his death prior to the end of any given fiscal year, the Executive shall be entitled to be paid pro-rated Target Bonus compensation in respect of such fiscal year, such Target Bonus to be pro-rated on the basis of the percentage of the fiscal year worked prior to the time a notice of termination is given or received by the Executive or of his death. For greater certainty, under no circumstances shall the Executive be entitled to receive any pro-rated Target Bonus in respect of the fiscal year in which this Agreement and the Executive's employment are terminated as a result of the Executive giving a notice of termination pursuant to Section 3.1 or the Company giving a notice of termination pursuant to Section 3.3 prior to the completion of such fiscal year.

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2.5.3 To the  extent  any  Target  Bonus is earned in any given  fiscal  year as described in Section 2.5.1 herein, the Executive shall be paid such earned Target Bonus in accordance with the normal procedures established by EMPLOYER for such payment within a reasonable time of the completion of the applicable fiscal year. If the Executive is no longer employed by EMPLOYER at the usual time of payment of the Target Bonus to EMPLOYER executives, then any such earned Target Bonus or pro-rated Target Bonus to which the Executive is entitled pursuant to Section 2.5.2 herein shall be paid by EMPLOYER at the same time any bonus compensation would have been paid had the Executive still been employed with EMPLOYER.

2.6 Reimbursement of Expenses

2.6.1 EMPLOYER shall reimburse the Executive for all reasonable travel, promotional and other business expenses actually and properly incurred by the Executive in the performance of his duties for EMPLOYER.

2.7 Vacation

2.7.1 The Executive shall be entitled to FOUR weeks paid vacation per year of employment under this Agreement, increasing in accordance with EMPLOYER's Vacation Policy, as it exists from time to time and as it applies to the Executive.

2.7.2 Vacation shall only be taken at such times and upon such conditions as the Executive and the Board or CEO or their nominee shall mutually agree and the terms and conditions of EMPLOYER's Vacation Policy, as it exists from time to time and as it applies to the Executive.

2.8 Benefits

2.8.1 The Executive will be eligible to participate in the medical, dental, health and short-term and long-term disability and other employee benefit plans made available to employees of EMPLOYER having responsibilities similar in nature or level to those of the Executive, provided that such participation will be subject to all terms and conditions of such plans. Notwithstanding the foregoing, to the extent permitted by law, (i) all waiting periods that may otherwise apply with respect to such benefit plans shall be waived in the case of Executive, and (ii) Executive shall be entitled to immediately participate at the maximum contribution and matching levels with respect to any retirement benefit plans of EMPLOYER.

2.8.2 EMPLOYER agrees to work in good faith with Executive to explore the establishment and implementation of reasonable deferred compensations plans, pension plans, savings plans, which Executive would be permitted to participate in.

2.8.3 The introduction and administration of all employee benefit plans is within EMPLOYER's sole discretion, and the Executive agrees that the introduction, deletion or amendment of any of the benefits shall not constitute a breach of this Agreement.

2.9 Executive Vehicle, and/or Travel Allowance

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2.9.1 The Executive  shall be eligible to  participate  in EMPLOYER's  Executive
Vehicle Policy, as it exists from time to time. The Executive Vehicle policy shall be introduced no later than the anniversary of the singing of this agreement and shall include supply of a leased vehicle for the exclusive use of the Executive. The monthly lease payment of such vehicle shall not be more than $1,000.

     Alternatively, the EMPLOYER, at its option, may reimburse the Executive up to a maximum $1,000 per month of his reasonably incurred travel expenses ("Travel Allowance"), which will include, but not be limited to, public transport travel card fees, car lease or finance payments, and the like.

2.10 Indemnity

2.10.1 EMPLOYER shall indemnify the Executive in respect of acts or omissions which occurred while the Executive was, in good faith, performing his duties hereunder or was an officer of EMPLOYER's general partner or any affiliates or subsidiaries of EMPLOYER to the same extent EMPLOYER indemnifies its other executives and officers, as applicable.

2.10.2 EMPLOYER will provide to the Executive director's and officer's liability insurance commensurate with the type of insurance provided to other executives and officers of EMPLOYER, its affiliates and subsidiaries.

2.11 Other Perquisites

2.11.1 EMPLOYER will pay the Executive's reasonable initiation and annual membership fees for professional associations and organizations as it relates to the Executive's Duties.

3.0 TERMINATION OF EMPLOYMENT

3.1 Termination by Executive

3.1.1 The Executive may terminate his employment and this Agreement by giving 90 days written notice of resignation to EMPLOYER. At the time the Executive provides EMPLOYER with notice of resignation, or at any time thereafter, EMPLOYER shall have the right to elect to terminate the Executive's employment and this Agreement at any time prior to the end of the effective date of the Executive's resignation, and upon such election, shall provide to the Executive a lump sum equal to 90 days of the Base Salary or to such proportion of the 90 days that remain outstanding at the time of the election and shall continue to provide only those benefits that EMPLOYER is permitted or able to provide under the applicable rules of the relevant plans for the lesser of 90 days or the period of time that remains outstanding at the time of EMPLOYER's election.

3.2 Termination by EMPLOYER Without Cause

3.2.1 EMPLOYER may terminate the Executive's employment and this Agreement without cause at any time by providing the Executive with a written notice of termination together with a lump sum payment in lieu of notice of termination (the "Severance Payment"), which shall consist of the amounts set out in Section
3.2.2 for the applicable "Notice Period".  The "Notice Period" shall be equal to

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10 months plus 2 months for each  completed  year of service,  pro-rated for any partial year of service, up to a maximum of 12 months prior written notice of termination (the "Notice Period").

3.2.2 Within 10 days of the date on which EMPLOYER provides notice of termination to the Executive, EMPLOYER shall pay the Executive the Severance Payment, calculated as follows:

     (a) that part of the Base Salary that would have accrued during the Notice Period; and

     (b) an amount in lieu of any entitlement to the Bonus Compensation, such amount to be calculated as follows:

          (i) if the Executive has been employed by EMPLOYER for less than one full fiscal year at the time that the Executive is given notice of termination in accordance with Section 3.2.1, an amount equal to 35% of the Executive's Base Salary at the time plus an amount equal to the share earned by an executive of EMPLOYER under the Profit Sharing Plan in the previous fiscal year;

          (ii) if the Executive has been employed by EMPLOYER for longer than one full fiscal year but less than 2 full fiscal years at the time that the Executive is given notice of termination in accordance with Section 3.2.1, an amount equal to the Bonus Compensation earned by the Executive in respect of the full fiscal year immediately prior to the fiscal year in which the Executive is given notice of termination; or

          (iii)if the Executive has been employed by EMPLOYER for longer than 2 full fiscal years at the time that the Executive is given notice of termination in accordance with Section 3.2.1, an amount equal to the average annual Bonus Compensation earned by the Executive in respect of the 2 full fiscal years immediately prior to the fiscal year in which the Executive is given notice of termination.

3.2.3 In the event of a  termination  without cause as  contemplated  in Section
3.2.1 herein, EMPLOYER shall continue to provide benefits during the Notice Period to the maximum extent that it is permitted or able to provide benefits under the applicable rules of the relevant employee benefit plans.

3.2.4 In the event of a  termination  without cause as  contemplated  in Section
3.2.1 herein, in addition to the Severance Payment, the Executive shall be entitled to receive, on the first regular payday following the termination date:
(i) any Base Salary due up to the date of termination; (ii) any accrued unused vacation pay due up to the date of termination; and (iii) any unreimbursed expenses due under this Agreement. In addition, the Executive shall be paid, as applicable, any Bonus Compensation earned in the previous fiscal year that has not been paid as at the date of termination or pro-rated Bonus Compensation in accordance with Section 2.5.3 herein.

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3.2.5 The Executive  agrees that the Executive shall not be entitled,  by reason of his employment with EMPLOYER or by reason of any termination of his employment, howsoever arising, to any remuneration, compensation or other benefits other than those expressly provided for in this Agreement.

3.3 Termination by EMPLOYER for Just Cause

3.3.1 Notwithstanding any other provision of this Agreement, EMPLOYER may on written notice to the Executive immediately terminate this Agreement and the Executive's employment with EMPLOYER at any time for "cause", without notice or payment in lieu of notice or any other form of compensation, severance pay or damages.

3.3.2 For the purposes of this Agreement, "cause" has the meaning commonly ascribed to the phrase "cause" or "just cause for termination" in the courts of the Province of British Columbia, and without limiting the foregoing, includes any of the following acts or omissions:

     (a) the wilful failure of the Executive to follow the instructions of EMPLOYER;

     (b) the wilful failure of the Executive to perform the reasonable duties assigned to him by EMPLOYER;

     (c) the Executive's misconduct, dishonesty, or any material violation of EMPLOYER's policies and procedures in effect from time to time;

     (d) the material breach or non-observance of any of the provisions of this Agreement by the Executive;

     (e)  any breach of Sections 4.0 and 5.0 of this Agreement; or

     (f) any conduct of the Executive which tends to bring him or EMPLOYER into disrepute and which is not corrected within a reasonable time after EMPLOYER gives written notice to the Executive specifying the conduct.

3.4 Termination by Executive for Good Reason

3.4.1 The Executive may terminate his employment and this Agreement for "Good Reason" by providing EMPLOYER with a written notice of termination for Good Reason. In that event, the Executive shall be entitled to an amount equal to the Severance Payment calculated in accordance with Section 3.2.2 herein for the applicable Notice Period as described in Section 3.2.1. In the event the Executive terminates his employment for Good Reason, continuation of any benefits will be in accordance with Section 3.2.3 of this Agreement, and he shall be entitled to receive, in addition to the Severance Payment, such Base Salary, vacation pay, Bonus Compensation or, as applicable, pro-rated Bonus Compensation earned to the date of termination as described in Section 3.2.4 herein, together with any unreimbursed expenses due under this Agreement.

     For the purposes of this Agreement, "Good Reason" means one or more of the following events, occurring without the Executive's written consent:

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     (a)  a material  diminution or material  adverse change to the  Executive's position, the nature and responsibilities or authority within EMPLOYER that is not contemplated by this Agreement;

     (b) a material reduction in the Executive's total annual compensation as provided in this Agreement (or as such amounts may be increased from time to time) excluding any amounts accrued by or paid to the Executive relating to incentive compensation amounts as described in
          Section 2.4 herein and any increase that may occur in the value of the Executive's benefits under the EMPLOYER benefit plans resulting from a restructuring of any and all benefit plans at the discretion of EMPLOYER in accordance with Section 2.8.3;

     (c) any other failure by EMPLOYER to perform any material obligation under, or breach by EMPLOYER of any material provision of, this Agreement; and

     (d) a relocation of the Executive's principal work location to a place outside of Vancouver, British Columbia.

3.5 Termination by Death

3.5.1 This Agreement will automatically terminate upon the Executive's death.

3.5.2 In the event that the Executive's employment is terminated by his death, the Executive's estate shall be entitled to receive, on the first regular pay date following the Executive's death: (i) any Base Salary due up to the date of the death; (ii) any accrued unused vacation pay due as of the Executive's death; and (iii) any unreimbursed expenses due under this Agreement. In addition, the Executive shall be paid, as applicable, any Bonus Compensation earned in the previous fiscal year which has not been paid as at the Executive's death or pro-rated Bonus Compensation in accordance with Section 2.5.3 herein. Any insurance payments to the Executive's estate or other beneficiary will be governed by the applicable plan.

3.6 Permanent Incapacity

3.6.1 Subject to Section 3.6.3 herein, EMPLOYER's obligations to the Executive and the Executive's obligation to EMPLOYER to perform work pursuant to this Agreement shall terminate upon the Executive's permanent incapacity, and EMPLOYER may also terminate the Executive's employment hereunder by written notice. For the purposes of this Section 3.6.1, the Executive shall be deemed to have suffered permanent incapacity when the Executive suffers from any illness or injury that prevents him from performing his usual employment duties for a period of 4 consecutive months or for 6 months within any 12-month period or when two physicians (one designated by the Executive and one by EMPLOYER) certify him as being permanently incapacitated.

3.6.2 The Executive acknowledges and agrees that given the nature of EMPLOYER's business and the critical importance of his position to the operations of EMPLOYER, it would constitute an unreasonable accommodation on the part of EMPLOYER to operate without the services of the Executive for a period in excess of 4 consecutive months or 6 months within any 12-month period. Furthermore, the

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Executive  acknowledges  that it  will be  impractical  for  EMPLOYER  to hire a replacement for the Executive, unless the replacement is hired on a permanent basis.

3.6.3 Notwithstanding the termination of certain of their respective obligations under this Agreement pursuant to Section 3.6.1, EMPLOYER will continue to make available to the Executive its group insurance benefits and EMPLOYER will refrain from terminating the Executive's employment due to permanent incapacity if to do so would disentitle the Executive from any short or long term disability benefits under EMPLOYER's benefit plans.

3.6.4 In the event the Executive's employment is terminated as a result of the Executive's permanent incapacity, the Executive shall be entitled to receive, on the first regular payday following the termination date: (i) any Base Salary due up to the date of permanent incapacity; (ii) any accrued unused vacation due up to the date of permanent incapacity; and (iii) any unreimbursed expenses due under this Agreement. In addition, the Executive shall be paid, as applicable, any Bonus Compensation earned in the previous fiscal year that has not been paid as at the date of permanent incapacity or pro-rated Bonus Compensation in accordance with Section 2.5.3 herein. Any entitlement to insurance benefits by the Executive will be governed by EMPLOYER's applicable benefits plans.

4.0 CONFIDENTIALITY AND OWNERSHIP OF EMPLOYER PROPERTY

4.1 Confidential and Proprietary Information

4.1.1 The Executive acknowledges that, by reason of the Executive's employment with EMPLOYER, the Executive will have access to Confidential and Proprietary Information, as hereinafter defined, of EMPLOYER, that EMPLOYER has spent time, effort and money to develop and acquire.

4.1.2 The term "Confidential and Proprietary Information" as used in this Agreement means all trade secrets, proprietary information and other data or information (and any tangible evidence, record or representation thereof) whether prepared, conceived or developed by an employee or agent of EMPLOYER (including the Executive) or received by EMPLOYER from an outside source which is maintained in confidence by EMPLOYER or any of its customers. Without limiting the generality of the foregoing, Confidential and Proprietary Information includes information of EMPLOYER pertaining to:

     (a) business improvements and processes; marketing and selling plans; business opportunities, plans (whether pursued or not) and budgets; unpublished financial statements; licenses; pricing, pricing strategy and cost data; information regarding the skills and compensation of employees; the identities of clients and potential clients, customers and potential customers (collectively, "Customers"); the identities of contact persons at Customers; the preferences and needs of Customers; information regarding sales calls, timing, sales terms, service plans, methods, practices, strategies, forecasts, know-how, and other marketing techniques; the identities of key accounts, potential key

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          accounts;   the  identities  of  suppliers  and  employees,   and  all
          information about those supplier and employee relationships;  research
          and  development  plans  or  projects,  data  and  reports;   computer
          materials such as programs, instructions, source and object code, and printouts; formulas, inventions, developments and discoveries; and product information, including testing information;

     (b) any information relating to the relationship of EMPLOYER with any personnel, suppliers, principals, investors, contacts or prospects of EMPLOYER and any information relating to the requirements, specifications, proposals, orders, contracts or transactions of or with any such persons; and

     (c) financial information, including EMPLOYER's costs, financing or debt arrangements, income, profits, salaries or wages.

4.1.3 The Executive acknowledges that the Confidential and Proprietary Information is a valuable and unique asset of EMPLOYER and that the Confidential and Proprietary Information is and will remain the exclusive property of EMPLOYER.

4.1.4 The Executive agrees to maintain securely and hold in strict confidence all Confidential and Proprietary Information received, acquired or developed by the Executive or disclosed to the Executive as a result of or in connection with the Executive's employment with EMPLOYER. The Executive agrees that, both during his employment with EMPLOYER and after the termination of his employment with EMPLOYER, the Executive will not, directly or indirectly, divulge, communicate, use, copy or disclose or permit others to use, copy or disclose, any
Confidential and Proprietary Information to any person, except as such disclosure or use is required to perform his duties hereunder or as may be consented to by prior written authorization of the Board.

4.1.5 The obligation of confidentiality imposed by this Agreement shall not apply to information that appears in issued patents or printed publications, that otherwise becomes generally known in the industry through no act of the Executive in breach of this Agreement, or that is required to be disclosed by court order or applicable law.

4.1.6 The Executive understands that EMPLOYER has from time to time in its possession information belonging to third parties or which is claimed by third parties to be confidential or proprietary and which EMPLOYER has agreed to keep confidential. The Executive agrees that all such information shall be Confidential and Proprietary Information for the purposes of this Agreement.

4.1.7 For purposes of the copyright laws of the United States of America, to the extent, if any, that such laws are applicable to any Confidential and Proprietary Information, it shall be considered a work made for hire and EMPLOYER shall be considered the author thereof.

4.1.8 The Executive represents and warrants that the Executive has not brought and will not bring with the Executive to EMPLOYER, and that the Executive has not used and will not use, while performing the Executive's duties for EMPLOYER, any materials or documents of a former company which the Executive is under a

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duty  not to  disclose.  The  Executive  understands  that,  while  employed  by
EMPLOYER, the Executive shall not breach any obligation or confidence or duty the Executive may have to a former employer and the Executive agrees that the Executive will fulfil all such obligations during the Executive's employment with EMPLOYER.

4.1.9 The Executive represents and warrants that the Executive will not, to the best of the Executive's knowledge and belief, use or cause to be incorporated in any of the Executive's work product any data software, information, designs, techniques or know-how which the Executive or EMPLOYER does not have the right to use.

4.2 Ownership and Disclosure of Discoveries, Ideas and Inventions

4.2.1 Any new technology, knowledge or information developed by the Executive related to the business of EMPLOYER during the term of this Agreement shall be the exclusive property of EMPLOYER to the extent that such technology, knowledge or information is owned by the Executive.

4.2.2 The Executive acknowledges that all Confidential and Proprietary Information and all other discoveries, know-how, inventions, ideas, concepts, processes, products, protocols, treatments, methods, tests and improvements, computer programs, or parts thereof, conceived, developed, reduced to practice or otherwise made by the Executive either alone or with others, during the course of the Executive's employment with EMPLOYER pursuant to this Agreement or any previous agreements or arrangements between the Executive and EMPLOYER, whether or not conceived, developed, reduced to practice or made during the Executive's regular working hours or on the premises of EMPLOYER (collectively "Inventions"), and any and all services and products which embody, emulate or employ any such Inventions will be the sole property of EMPLOYER and all copyrights, patents, patent rights, trademarks, service marks and reproduction rights to, and other proprietary rights in, each such Invention, whether or not patentable or copyrightable, will belong exclusively to EMPLOYER.

4.2.3 For purposes of the copyright laws of the United States of America, to the extent, if any, that such laws are applicable to any such Invention or any such service or product, it will be considered a work made for hire and EMPLOYER will be considered the author thereof.

4.2.4 The Executive represents and warrants that the Executive does not claim rights in, or otherwise exclude from this Agreement, any Inventions.

4.2.5 The Executive shall disclose promptly to EMPLOYER, its successors or assigns, any Inventions.

4.2.6 The Executive hereby assigns and agrees to assign all his rights, title and interest in the Inventions, to EMPLOYER or its nominee.

4.2.7 Whenever requested to do so by EMPLOYER, the Executive shall execute any and all applications, assignments or other instruments which EMPLOYER shall deem necessary to apply for and obtain patents or copyrights of Canada, the United States or any foreign country or to otherwise protect EMPLOYER's interest in the Inventions and shall assist EMPLOYER in every proper way (entirely at EMPLOYER's expense, including reimbursement to the Executive for all expense and loss of income) to obtain such patents and copyrights and to enforce them.

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4.2.8 The Executive hereby waives for the benefit of EMPLOYER and its successors and assigns any and all moral rights in respect of any Inventions.

4.3      Delivery of Records

4.3.1 The Executive agrees that documents, copies, records and other property or materials made or received by the Executive that pertain to the business and affairs of EMPLOYER, including all Confidential and Proprietary Information and Inventions which is in the Executive's possession or under the Executive's control are the property of EMPLOYER and that the Executive will return same and any copies of same to EMPLOYER immediately upon termination of the Executive's employment or at any time upon the request of EMPLOYER.

5.0 NON-SOLICITATION

5.1 During the term of this Agreement and for a period of 12 months following the termination of the Executive's employment or this Agreement, howsoever arising, the Executive shall not (unless acting as an employee under this Agreement or with the prior written consent of the Board or its nominee):

     (a) call on, solicit, or endeavour to entice away, either directly or indirectly, any person or entity who is, or was a client, customer or potential customer of EMPLOYER who the Executive or his subordinates solicited or serviced on behalf of EMPLOYER during the twelve (12) month period immediately preceding the termination of the Executive's employment with EMPLOYER; and

     (b) call on, solicit, or endeavour to entice away, either directly or indirectly, any person or entity who is, or was an employee, independent contractor or consultant of EMPLOYER during the twelve
          (12)  month  period  immediately  preceding  the  termination  of  the
          Executive's employment with EMPLOYER to terminate his or her relationship with EMPLOYER in order to become an employee, consultant or independent contractor for any person or entity other than EMPLOYER.

6.0 EQUITABLE RELIEF

6.1 The Executive acknowledges that the restrictions contained in Sections 4.0 and 5.0 are, in view of the nature of the business of EMPLOYER, reasonable and necessary to protect the legitimate interests of EMPLOYER, that EMPLOYER would not have entered into this Agreement in the absence of such restrictions and that any violation of any provision of those Sections could result in irreparable injury to EMPLOYER.

6.2 The Executive agrees that, in the event he violates any of the restrictions referred to in Sections 4.0 and 5.0, EMPLOYER shall be entitled to such injunctive relief or other remedies at law or in equity which the Court deems fit.

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7.0 RIGHT TO USE THE EXECUTIVE'S NAME AND LIKENESS

7.1 The Executive hereby grants to EMPLOYER, during the term of the Executive's employment with EMPLOYER, the right to use the Executive's name, likeness and biography in connection with the Executive's services under this Agreement and in connection with the advertising or exploitation of any project with respect to which the Executive performs his services for EMPLOYER.

8.0 GENERAL

8.1 No Derogation of Obligations at Law

8.1.1 Nothing in this Agreement is intended to limit or otherwise affect the duties and obligations of the Executive to EMPLOYER existing at common law or in equity whether during, or after the termination of, the Executive's employment by EMPLOYER.

8.2 Waiver

8.2.1 No consent or waiver, express or implied, by any party to this Agreement or any breach or default by any other party in the performance of its obligations under this Agreement or of any of the terms, covenants or conditions of this Agreement shall be deemed or construed to be a consent or waiver of any subsequent or continuing breach or default in such party's performance or in the terms, covenants or conditions of this Agreement. The failure of any party to this Agreement to assert any claim in a timely fashion for any of its rights or remedies under this Agreement shall not be construed as a waiver of any such claim and shall not serve to modify, alter or restrict any such party's right to assert such claim at any time thereafter.

8.3 Survival of Provisions

8.3.1 EMPLOYER and the Executive expressly acknowledge and agree that the provisions of this Agreement, which by their express or implied terms extend beyond the termination of the Executive's employment hereunder, or beyond the termination of this Agreement, shall continue in full force and effect notwithstanding the termination of the Executive's employment or the termination of this Agreement for any reason.

8.4 Notices

8.4.1 Any notice relating to this Agreement or required or permitted to be given in accordance with this Agreement shall be in writing and shall, if to EMPLOYER, be personally delivered, telefaxed or mailed by registered mail, postage prepaid, to its address set out on the first page of this Agreement and, if to the Executive, to the home address of the Executive on EMPLOYER's records. Any notice shall be deemed to have been received if delivered or telefaxed, when delivered or telefaxed, and if mailed, on the third day (excluding Saturdays, Sundays and holidays) after the mailing thereof. If normal mail service is interrupted the sender shall deliver such notice in order to ensure prompt receipt thereof.

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8.4.2 Each party to this  Agreement  may change its  address  for the purpose of
Section 8.4.1 by giving written notice of such change in the manner provided for in Section 8.4.1.

8.5 Applicable Law

8.5.1 This Agreement shall be governed by and construed in accordance with the laws of British Columbia including the laws of Canada applicable therein, which shall be deemed to be the proper law hereof. The parties hereto hereby attorn and agree to submit to the jurisdiction of the courts of British Columbia, Canada.

8.6 Severability

8.6.1 If any provision of this Agreement for any reason is declared invalid, such declaration shall not affect the validity of any remaining portion of the Agreement, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated and it is hereby declared the intention of the parties that they would have executed the remaining portions of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid.

8.7 Entire Agreement

8.7.1 This Agreement constitutes the entire Agreement between the parties hereto in relation to the subject matter hereof and there are no representations or warranties, express or implied, statutory or otherwise other than those set forth in this Agreement. This Agreement supersedes any prior agreements, written or oral in respect of the Executive's employment with EMPLOYER, and any such prior agreements are hereby terminated and cancelled.

8.8 Amendment

8.8.1 This Agreement cannot be amended or supplemented except by a written Agreement executed by all parties hereto.

8.9 Counterpart

8.9.1 This Agreement may be executed in counterpart and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution shall be deemed to bear the date as set out on the first page of this Agreement.

8.10 Assignment of Benefits and Burdens

8.10.1 The obligations and covenants of Executive under this Agreement may not be assigned by the Executive. However, Executive shall have the right to assign the financial benefits under this Agreement to a non-arms'-length person or entity, such as a personal holding company or similar vehicle, in Executive's unfettered discretion. EMPLOYER shall have the right to assign this Agreement in connection with the sale, transfer or other disposition of the business to any other entity which may succeed to the ownership of and/or operating management rights over the Employer's business operations, provided such assignee agrees in writing to assume all of EMPLOYER's obligations under this Agreement.

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8.11 Enurement

8.11.1 This Agreement shall enure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, successors, personal representatives and permitted assigns.

IN WITNESS WHEREOF the parties have duly executed this Agreement as of the date set out on the first page of this Agreement

LEVANT ENERGY INC.

By: /s/ William Iny
   ------------------------------
   Authorized Signatory

SIGNED, SEALED AND DELIVERED in            )
the presence of:                           )
                                           )
"J. Atalay"                                )
---------------------------------          )      /s/ Bertan Atalay
Witness                                    )      ------------------------------
                                           )      BERTAN ATALAY
Joanne Lindsay Atalay                      )
---------------------------------          )
Name                                       )
                                           )
Cornelis de Wittlan 89                     )
Den Haag 2582 AD Netherlands               )
---------------------------------
Address


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